Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), dated as of November 7, 2024, between Arch Capital Group Ltd., a Bermuda corporation (the "Company"), and Maamoun Rajeh (the "Executive").

WHEREAS, the Company and the Executive entered into an Employment Agreement dated as of September 19, 2017 (the “Agreement”);
WHEREAS, the Company and the Executive wish to amend the terms and conditions of the Agreement as set forth herein;
    NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree to amend the Agreement as follows.
I.Clause (a) of the definition of “Good Reason” in SECTION 1.01 is amended to read in its entirety as follows:

“(a) (x) the Executive’s ceasing to be President of the Company or (y) the material diminution of the Executive’s duties and responsibilities in the aggregate, taking into account both duties and responsibilities removed and new duties and responsibilities assigned;”

II.SECTION 3.01 is amended by adding the following new sentence after the first sentence thereof:

“Notwithstanding the foregoing, commencing on November 7, 2024, the Executive shall serve as President of the Company, reporting directly to the Chief Executive Officer of the Company, and shall have such responsibilities, powers and duties as may from time to time be prescribed by the Chief Executive Officer; provided that such responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such position historically at the Company and at comparable companies.”

III.SECTION 3.01 is further amended by adding the following new sentence at the end thereof:

“The Executive shall be subject to, and comply with, all Company policies covering the Executive, as in effect from time to time.”

IV.SECTION 4.01. Base Salary is hereby amended, effective November 7, 2024, by deleting “$650,000” from the first sentence thereof and replacing it with “$900,000”.

V.The second sentence of SECTION 4.02 Bonuses is amended to read in its entirety as follows:

“For calendar years ending prior to the date the Executive becomes President of the Company, his target annual bonus will be 165% of his Base Salary for the year. For calendar years beginning after the date he becomes President of the Company, the Executive’s target annual bonus will be 185% of his Base Salary for the year. For the calendar year during which he becomes President of the Company, the Executive’s target annual bonus will be 165% of the amount of his Base Salary payable for the portion of the year prior to the date he becomes President of the Company and 185% of the amount of his Base Salary payable for the portion of the year that he serves as President of the Company.”

VI.The following sentence is added at the end of SECTION 5.01:

“Effective upon either party providing Notice of Termination for any reason, the Executive shall resign from all positions and all capacities with the Company and its Affiliates or from any other company or other Person with which the Executive is serving at the Company’s request.”

VII.For purposes of clarity, the following language in SECTION 5.03(b) is deleted “the remaining half of which shall be paid in accordance with the regular payroll practices of the Company” and the following is inserted in its place “the remaining half of which shall be paid in equal installments in accordance with the regular payroll practices of the Company from the Date of Termination through the six month anniversary thereof”.

VIII.New SECTION 3.06 Indemnification; D&O Insurance is added to read in its entirety as follows:

“The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and the Company’s certificate of incorporation or bylaws, against all cost, expense, liability and loss reasonably incurred or suffered by the Executive in connection therewith, including, without limitation, attorneys’ fees and disbursements and judgments, and the Company shall advance expenses in connection therewith, to the fullest extent permitted or authorized by applicable law and the Company’s certificate of incorporation or bylaws. The Company shall cover the Executive as an insured under any contract of directors and officers liability insurance that is in effect from time to time covering members of the Board. The provisions of this Section 3.06 shall survive any expiration or termination of the Employment Period and continue in effect for so long as the Executive is subject to liability for any of the Executive’s acts and omissions to act occurring during his employment.”

IX.SECTION 12.16 Arbitration is amended to read in its entirety as follows:

“Arbitration. Save for where the Company or its Affiliates choose to exercise their rights as described in Section 10.01, any dispute or difference arising out of or relating in any way whatsoever to this Agreement or the subject matter hereof shall be referred to and finally determined by arbitration (the "Arbitration"). The seat, or legal place, of the Arbitration shall be Bermuda. The Arbitration shall be conducted before a sole arbitrator appointed by agreement between the parties or, failing such agreement, by the Appointments’ Committee of the Chartered Institute of Arbitrators Bermuda Branch (the "Arbitrator"). Unless the parties agree otherwise, the Arbitration shall be conducted in accordance with the UNCITRAL rules in force at the time the Arbitration is commenced. The courts of Bermuda (as the supervisory courts of the Arbitration) shall have exclusive jurisdiction to hear and determine any application for relief in aid of the Arbitration (including any application for interim or conservatory measures prior to the appointment of the Arbitrator), except that either party may bring proceedings before any court or other judicial authority of competent jurisdiction for the purposes of enforcing any partial or final award rendered by the Arbitrator hereunder. Each party agrees that it shall maintain confidentiality in respect to the Arbitration (including any award or other decision rendered in such Arbitration), except as necessary in connection with a proceeding to enforce the Arbitrator's award or as otherwise required by law. The parties shall bear their respective costs (including attorney’s fees) and shall split the fee of the Arbitrator (50% paid by the Company and 50% by the Executive).”

    Except as amended by this Amendment, all other terms and conditions of the Agreement will remain in full force and effect in accordance with its terms. This Amendment will be governed by the laws of Bermuda without regard to principles of conflict of laws thereof. This Amendment may be executed in counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first written above.

ARCH CAPITAL GROUP LTD.

By:	/s/ François Morin
	Name:	François Morin
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

/s/ Maamoun Rajeh
Maamoun Rajeh